Exhibit 14.1

REPUBLIC BANCORP, INC.

AND

REPUBLIC BANK & TRUST COMPANY

CODE OF CONDUCT AND ETHICS

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Table of Contents

Page

Compliance with Laws, Rules, and Regulations1

Confidentiality of Customer Information2

Electronic Data Security3

Insider Trading3

Gifts Received by Associates3

Giving of Gifts by Associates3

Non-Discrimination; Workplace Safety4

Community Matters4

Political Matters4

Prohibition on Processing Personal Transactions5

Protection and Proper Use of Company Assets5

Fair Dealing6

Conflicts of Interest6

Lending and Deposits7

Outside Employment7

Corporate Opportunities8

Record Keeping8

Quality of Disclosures and Conduct Related to Internal Controls8

Reporting Illegal or Unethical Behavior and Improper Reporting or Disclosure of Financial Information9

Waivers10

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INTRODUCTION

The reputation and successful operation of Republic Bancorp, Inc.  (“Republic”) and Republic Bank & Trust Company (the “Bank” and, collectively, with Republic, the “Company”) is built upon the Company’s business philosophy and the ethical conduct of the Company and our directors, officers, and associates (collectively, referred to as “Associates”).  Throughout our existence, the Company has exemplified the highest level of professional integrity and ethical standards.  Financial institutions, like the Company, depend upon the public’s trust.  The preservation of that trust and of the Company’s reputation for excellence requires close observance of both the letter and spirit of relevant laws and regulations, and also continuing and careful regard for the high standards of conduct set forth in the policy statements that follow.

These policies and statements will address the subjects of legal and ethical standards in our conduct of business, conflict of interest, and compliance with applicable law.  The board of directors of Republic (the “Republic Board”) are responsible for the administration of this Code of Conduct and Ethics (the “Code”).

The Company expects our Associates to conduct business and business-related dealings in accord with the intent of all applicable laws, whether local, state, or federal, and to refrain from any form of dishonest or unethical conduct.  This requires the practice of fair dealing, honesty, and integrity by each Associate in every aspect of dealing with other Associates, the public, the business community, shareholders, customers, providers of services to the Bank, competitors of the Bank, and governmental and regulatory authorities.

In all situations, including those where there are no applicable legal principles or the law is unclear or in conflict, our Associates are expected to exercise good judgment and conduct their business in such a manner that such action can be supported without reservation or apology.

Compliance with this Code is the responsibility of every Associate, and failure to comply with this Code can result in disciplinary actions, including without limitation, oral or written reprimands, suspension or termination of employment, or potential legal actions against violators of this Code.  The following guidelines will aid our Associates in determining what conduct is expected of them.

Compliance with Laws, Rules, and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built.  The financial services industry is subject to extensive regulation by a number of federal and state agencies responsible for the administration and enforcement of a variety of important statutes.  The Company is committed to full compliance with these statutes and the rules and regulations promulgated under them by the regulatory agencies.  The Company will abide by the highest standards of integrity in our interaction with these agencies, and Associates should respond honestly and candidly when dealing with the independent and internal auditors, federal and state regulators, Human Resources, and Company attorneys.  All Associates must respect and obey the laws, including all laws, rules, and regulations of local, state, and federal bodies applicable to the Company’s business.  Although Associates are not expected to know the details of each law, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

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Confidentiality of Customer Information

It is the policy of the Company that information with respect to our customers acquired by an Associate through his or her employment or directorship, as applicable, is considered to be held in the strictest confidence.  Except where legally required, in no instance shall such information be transmitted to unauthorized persons outside the Company (including to family, friends, and affiliates), or to other Associates who do not need to know the information.

Customers expect and deserve confidentiality with regard to the information they provide to the Company.  Awareness of privacy has been heightened by disclosures required by the Gramm-Leach-Bliley Act.  Concerns about identity theft have been brought into sharp focus by the media.  Thus, it is imperative that each Associate, as well as each third-party vendor, assure that customer information is appropriately and adequately protected.

Although federal law has focused on consumer privacy, commercial customers are no less entitled to assurances that their information is kept confidential.  This can include (but not limited to) data obtained in the course of evaluating a loan application, servicing a loan, and other information, including financial data, personal information, business plans, forecasts, capabilities, intentions, contingencies, and timing of actions by individual and business customers of the Company.

Confidential information of the Company is any non-public information about the Company, our customers, suppliers, Associates, shareholders, or joint venture parties, including (but not limited to) any information relating to the Company’s business plans, other business information or trade secrets and information that suppliers and customers have entrusted to the Company.  In carrying out the Company’s business, Associates, agents, and representatives of the Company often learn such confidential information.  These individuals must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally permitted, and must use such information only for legitimate business purposes of the Company.  Privacy of customer information is paramount, and such information must be handled in accordance with the Company’s Information Security Policy.

Non-public information is considered to be material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonable to expect that the information would significantly affect the price of a company’s securities.  An Associate who has material non-public information about the Company may communicate such information only to other Associates on a need-to-know basis for legitimate business reasons and in compliance with Company policy.

The obligation to preserve the confidentiality of all non-public information continues even after employment or a directorship, as applicable, ends.

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Electronic Data Security

The Company has implemented the Information Security Policy, procedures, and related trainings that every Associate is required to review, acknowledge, and/or complete.  These policies, procedures, and trainings address, but are not limited to, the following topics: data privacy and security, password protection, internet use, computer equipment and software use, and e-mail use, best practices, and safety.  Complete information relating to information security and information technology may be obtained from the Company’s Chief Information Security Officer, or his or her designee.

Insider Trading

Associates who have access to material non-public information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  To use material non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of that information is not only unethical but also illegal.  In order to assist with compliance with laws against insider trading and related laws, we have adopted an Insider Trading Policy governing all Associates trading in securities of the Company.  Associates should consult the Insider Trading Policy for more specific information on the definition of “material” information and on buying and selling Company securities.

Gifts Received by Associates

No Associate should accept any cash, gifts exceeding a retail value of $100.  00 cumulatively in a 12-month period, special accommodations, favors, or the use of property or facilities from anyone with whom such person is doing, negotiating, soliciting, or being solicited for business on behalf of the Company.  It should be understood that under some circumstances a gift may be considered an illegal “kickback,” which is a crime under federal and state law.

Notwithstanding the above, noncash gifts may be accepted if they are (1) appropriate, customary, and reasonable meals and/or entertainment at which the provider is present, such as an occasional business meal or sporting event; or (2) appropriate, customary, and reasonable gifts based on family or personal relationships, and clearly not meant to influence Company business.

Any cash or gift received which does not comply with the limits set forth must be reported in writing to the Company’s Chief Human Resources Officer.

Giving of Gifts by Associates

Direct or indirect gifts, offers, or promises of any gift, bribe, kickback, favor, loan, service, or anything else of value to any individual, business entity, organization, governmental unit, public official, political party, or other person by an Associate on behalf of the Company in connection with any transaction or business for the purpose of influencing the action of the recipient is expressly prohibited.  This standard of conduct is not meant to prohibit normal business practices such as providing entertainment, meals, favors, discounts, tickets to cultural and sporting events,

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or gifts given as a token of friendship or for special occasions as long as the gift is of nominal and reasonable value under the circumstances and promotes legitimate business development.

Non-Discrimination; Workplace Safety

The Company is firmly committed to non-discrimination and equal opportunity for Associates, customers, and suppliers.  Everyone will be treated without discrimination or harassment based on race, color, religion, sex, pregnancy, sexual orientation, gender identity or expression, family or marital status, national origin, age, veteran status, genetic information or disability, or any other characteristic protected by law.  No person will be refused employment, promotion, transfer, compensation, benefits, or any other term or condition of employment based on any of these characteristics.  Sexual harassment, in any form, and conduct of a sexual nature that creates an intimidating, hostile, or offensive working environment are prohibited.  In addition, the health and safety of Associates is one of the Company’s highest concerns.  The Company’s goal is to provide a healthy, drug-free, safe, and efficient workplace and business environment for Associates and customers.  Associates are prohibited from engaging in the illegal use, transfer, sale, or possession of drugs or abusing prescription drugs while either on the job or on Company premises.

Community Matters

The Company supports the public welfare of the communities we serve by making community investments of cash, property, and the time and talent of our Associates.  Contributions will be made to traditional charitable organizations, charitable causes, and community enhancement activities as the Company sees fit.  The Company encourages Associates to take active roles in community service activities and, to the extent it can, will support those organizations in which Associates take an active leadership role.  Associates’ participation in a community organization should be as a private citizen, and not as a Company representative, unless specifically requested by the Associate’s supervisor or other appropriate Company senior officer.

Political Matters

The Company encourages the voluntary participation of our Associates in activities of the political party of their choice, elections, and other matters of civic importance.  Such participation may include political contributions to candidates.  No political contributions will, however, be made by the Company except as permitted by law, and no individual contributions will be reimbursed by salary, bonus, expense account, or in any other manner.  In most cases, use of Company money, property, or services for political contributions is illegal; therefore, all such contributions can only be made with the prior approval of the Company’s General Counsel.  Associates may choose to make contributions through an approved political action committee.  Any decision by an Associate to make political contributions will be made freely, voluntarily, and confidentially.

The following guidelines govern Associate involvement in political activities:

● An Associate’s political activity in support of any candidate or party is solely a matter of personal choice, so long as there is no regulatory prohibition or restriction on such contributions.

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● Associates must not give the impression that they speak or act for the Company in any political activity.  Their activity must clearly be their own as an individual.

● Associates may not engage in any political activity during work time or using Company property to conduct such activity and may not be reimbursed for any campaign contributions.

The political interests and activities of Associates must not interfere with their work or the work of other Associates.

If an officer or Associate of the Company is interested in serving in some capacity in a partisan campaign, he or she should consult the Executive Chair or Chief Executive Officer of the Bank in advance of such undertaking.  Furthermore, if a director of the Company is interested in serving in some capacity in a partisan campaign, he or she should consult the Executive Chair of both the Republic and Bank Boards or the Chief Executive Officer of the Bank in advance of such undertaking.

Prohibition on Processing Personal Transactions

Associates must always follow the same procedures that are used by or for Bank customers when transacting personal financial business with the Bank.  Associates are not allowed to handle, process, approve, or direct other Associates to handle, process, or approve, their own transactions or transactions for family members, household members, significant others, or partners in a dating relationship, or transactions on accounts over which the Associate has an ownership interest, control, or signing authority.  Such transactions must always be handled by other Associates pursuant to existing procedures for Bank customers and Associates.

This restriction applies to all account and transaction types, including business accounts, personal checking and saving accounts, loans, credit cards, and trust accounts.  If an Associate is discovered to be handling, processing, or approving, or directing other Associates to handle, process, or approve his or her own personal transactions or those of a family member, household member, significant others, or partners in a dating relationship, it will be assumed that the Associate has violated this Code.  Any coercion of other Associates in order to circumvent this rule is also a violation of this Code.

Proprietary Information and Protection/Use of Company Assets

All information, knowledge and data received, produced, or developed during your employment or service with the Company are the sole property of and proprietary to the Company, and through your continued employment or service with the Company, you assign to the Company all right, title, and interest in and to the Proprietary Information (as defined herein) whether patentable or not, that in the past or in the future you make, conceive, or suggest, either alone or jointly with others, while employed by the Company (or serving the Company) relating in any way to the Company’s business.   Through your continued employment with the Company (or service to the Company), you also agree to waive any and all interest you may have in the Proprietary

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Information.  “Proprietary Information” includes, but is not limited to, business processes, computer programs, methods, customer names, information and/or lists, prospective customer lists, business and marketing plans, databases, records, salary information, unpublished financial data and reports, internal policies and procedures, and other proprietary information or data.  You may not disclose or use, either during or after your employment with the Company (or service to the Company) any Proprietary Information, except as necessary to perform your Company official duties.  In compliance with the Company’s Information Security Policy, we expect Associates to take all reasonable precautions to protect such information from theft or intentional or inadvertent disclosure.

All Associates should protect the Company’s assets and ensure their efficient use.  Except for incidental personal use, Company assets should be dedicated to legitimate Company business only.  Expense accounts should be used only for Company business in accordance with Company guidelines, and any unused cash advances must be repaid promptly.  Intentional use of corporate credit cards for personal purposes in violation of Company guidelines is prohibited.  The obligation to protect Company assets continues even after employment ends and includes our Proprietary Information.  Unauthorized use or distribution of such information, which includes any use or distribution that does not serve a legitimate business purpose of the Company, is prohibited.  No bribes, kickbacks, or similar payments or considerations are directly or indirectly to be given, offered, or received by any team member, Associate, or agent of the Company to any person or entity for any reason.

Fair Dealing

The Company seeks to outperform the competition fairly and honestly, and the Company has a history of succeeding through such honest business competition.  The Company seeks competitive advantages through superior performance, not through illegal or unethical business practices.  Each Associate should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, and Associates.  No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Conflicts of Interest

It is the policy of the Company that all Associates must avoid potential conflicts of interest and should avoid conduct that, while not a conflict of interest, might create the appearance of a conflict of interest and thus damage the Company’s reputation within the community.

A “conflict of interest” occurs when the private interest of Associates or representatives of the Company interfere with the interests of the Company.  Conflicts of interest are prohibited as a matter of Company policy, except to the extent permitted under this Code.  An Associate should avoid conduct that creates even the appearance of a conflict of interest and must never use or attempt to use his or her position at the Company to obtain personal benefit for himself or herself

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or for his or her family.  The Bank Bribery Act prohibits an Associate from corruptly soliciting, demanding, accepting, or agreeing to accept anything of value (excluding compensation and expenses paid in the usual course of business) for himself or herself or a third party from a customer, supplier, or anyone else with the intent to be influenced or rewarded in connection with any transaction or Company business.

A potential conflict of interest exists whenever an Associate has an outside interest, direct or indirect, which might either conflict with the individual’s duty to the Company or adversely affect the individual’s judgment in the discharge of his or her Company responsibilities.  Sometimes the line between personal and Company benefits may be difficult to draw, and sometimes there are both personal and Company benefits in certain activities.  Any Associate who is aware of a conflict of interest or is concerned that a conflict might develop is required to discuss the matter promptly with his or her supervisor, who must address the matter in accordance with this Code.  Directors who believe a potential conflict may exist should report the situation to the Company’s General Counsel.

An Associate may not misrepresent to any customer or prospective customer any service or product offered by the Bank, nor sell a service or product offered by the Bank that is not in the customer’s or prospective customer’s best interest in order to enhance or gain incentive or bonus compensation for the Associate.  An Associate may not submit or misrepresent to the Bank any sale or enhancement of a service or product offered by the Bank to enhance or gain incentive or bonus compensation for which the Associate would have been eligible.  Further, if an Associate has knowledge of any other Associate(s) misrepresenting or falsifying this type of information, the Associate must promptly notify the Bank’s Chief Human Resources Officer or the Chief Risk Officer as soon as such Associate becomes aware of such situation.

Lending and Deposits

It is the position of the Company that lending services be available to serve the legitimate and deserving credit needs of all customers on an equal basis.  Loan terms and conditions shall be based upon a borrower’s creditworthiness.

Lending officers are not permitted to extend credit to relatives, unless approved by the Chief Executive Officer of the Bank or the Chief Lending Officer of the Bank.

Extending credit to companies in which the lending officer has a controlling interest or in which a relative of the lending officer has such an interest is not permitted, unless approved by the Chief Executive Officer of the Bank or the Chief Lending Officer of the Bank.

The Bank seeks business relationships with businesses and individuals, however, those persons or businesses providing professional services, for example, accountants, attorneys, appraisers, and the like, shall not be extended loans or obtain deposits on a preferential basis.

The Bank and its officers, Associates, and directors shall adhere to the insider deposit requirements as set out in 12 U.  S.  C.  Section 376, which provides that the Bank may not pay to any director,

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officer, attorney, or Associate of the Bank a greater rate of interest on the deposits of that individual than that paid to other depositors on similar deposits with the Bank.

Outside Employment

Full-time Company Associates should not engage in outside employment, including the performing of any service for compensation, without providing written notice to the Chief Human Resources Officer of the Bank.

With respect to part-time Company Associates, outside employment may be undertaken, unless objected to by the Chief Human Resources Officer of the Bank on the grounds that such outside employment interferes with job performance or is not consistent with the mutual best interests of the Associate and the Company.

Corporate Opportunities

Associates owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises.  Associates are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information, or position, unless the Company has already been offered the opportunity and turned it down.  Generally, Associates are prohibited from using corporate property, information, or position for improper personal gain and from competing with the Company.

Sometimes, the line between personal and Company benefits may be difficult to draw, and sometimes there are both personal and Company benefits in certain activities.  A prudent course of conduct for Associates is first to consult Company policy and, if still unsure how to proceed, to ask his or her supervisor, if applicable, or a Human Resources representative.

Record Keeping

The Company requires honest and accurate recording of information in order to provide accurate reports and make responsible business decisions.  All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform to both applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the book” funds or assets should not be maintained unless permitted by law and not prohibited by Company policy.  All Associate business expense accounts must be documented and recorded accurately.  Records should always be retained or destroyed in accordance with the record retention policy of the Company.

Quality of Disclosures and Conduct Related to Internal Controls

Federal and state securities laws impose continuing disclosure requirements on the Company and require the Company to regularly file certain reports and make certain submissions (the “Reports”) with and to the U.  S.  Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“Nasdaq”), and disseminate certain information contained therein to our shareholders.

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Such Reports must comply with all applicable legal and stock exchange requirements and may not contain material misstatements or omit material facts.

All Associates directly or indirectly involved in preparing such Reports, any Associates who regularly communicate with the press or with investors or analysts concerning the Company in compliance with the Company’s Policy on Fair Disclosure to Investors, and all representatives who assist the Company in preparing such Reports and communications must ensure that such Reports and communications are (1) full, fair timely, accurate, and understandable and (2) meet all legal requirements.  This Code applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences, and media calls.

Proper disclosure and reporting of financial information are primarily the responsibility of the Chief Executive Officer of Republic and the Chief Financial Officer of Republic.  However, other Associates have an obligation to ensure that proper accounting practices are followed and, if they are not, to notify the appropriate representatives under this Code.  If you suspect that improper activities have occurred or are occurring, you should notify the Company’s General Counsel through the process outlined in the sections of this Code entitled “Reporting Illegal or Unethical Behavior and Improper Reporting or Disclosure of Financial Information.  ” The Company has established a system of internal controls, which executive management deems reasonable to assure the Republic Board, our shareholders, and our regulators that the assets of the Company are properly safeguarded.  Any Associate who overrides this system of internal controls, either intentionally or unintentionally, regardless of whether the Associate benefits personally, will be subject to disciplinary action, which could result in dismissal.

Reporting Illegal or Unethical Behavior and Improper Reporting or Disclosure of Financial Information

Associates are encouraged to talk to supervisors, managers, or other appropriate personnel about observed illegal or unethical behavior when in doubt about the best course of action in a particular situation.  It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Associates.  Associates are expected to cooperate in internal investigations of misconduct.  Anyone aware of a violation of this Code or any Company policy or legal requirement must report that violation.  In reporting violations, we encourage Associates to first contact your supervisor, if applicable, discuss it with the Company’s Human Resources Department and/or the Company’s Legal Department.  If this is not an option, Associates may contact the Ethics and Compliance Hotline in any of the following manners:

●	Toll-Free at 1-833-240-0007 for English speaking; or
●	Toll Free at 1-800-216-1288 for Spanish speaking; or
●	Website www. lighthouse-services. com/republicbank (must include company name with report); or
●	E-mail report to reports@lighthouse-services. com (must include company name with report); or
●	Fax to 1-215-689-3885 (must include company name with report).

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Failure to report existing and potential violations of this Code is itself a violation of this Code.  Associates are expected to cooperate in internal investigations of misconduct.  However, under no circumstances should an Associate engage in any independent review or investigation into the suspected violation.

The Sarbanes-Oxley Act of 2002 requires that the Audit Committee of the Republic Board (the “Audit Committee”) establish procedures for confidential, anonymous submission of Associate concerns regarding questionable accounting or auditing matters.  Associate complaints and reports of this nature will be handled under the procedures established by the Audit Committee.  In the event an Associate has knowledge of improper reporting or disclosure of financial information, the Associate may report the information to the General Counsel who will report the information to the Audit Committee or the Audit Committee directly.  If either of those options are not desirable, you may call the toll-free number provided above, which will be reported to the Chair of the Audit Committee.  The Chair of the Audit Committee will direct the investigation.   The Chair of the Audit Committee will report his or her findings to the Audit Committee and the Republic Board.

Waivers

From time to time, the Company may elect to waive provisions of this Code.  Any waiver of the Code for executive officers or directors of the Company may be made only by the Republic Board or the Audit Committee as designated by the Republic Board and must be timely disclosed as required by SEC or Nasdaq rule.  Any waiver for other Associates may be made only by the Chief Executive Officer of Republic or the Chief Executive Officer of the Bank.

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